Filed Pursuant to Rule 433

Registration Statement No. 333-174764

Commodity Exchange-Traded Products

Filed Pursuant to Rule 433

Registration Statement No. 333-174764

NUVEEN Investments

Nuveen Long/Short Commodity Total Return Fund

A new, actively managed, unleveraged fund

Retail Roadshow Presentation

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

Disclosures and Risks

NUVEEN Investments

The Nuveen Long/Short Commodity Total Return Fund (the “Fund” or “CTF”) is a commodity pool managed by Nuveen Commodities Asset Management, LLC (“NCAM”), a commodity pool operator and commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”) and a member of the National Futures Association (“NFA”).

The Fund is not a mutual fund, a closed-end fund, or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), and is not subject to regulation under the 1940 Act nor are investors in the Fund afforded the protections thereunder. The CFTC has not passed upon the merits of participating in this pool, nor has the CFTC passed on the adequacy or accuracy of this presentation or the Fund’s preliminary prospectus.

The preliminary prospectus for the Fund, which may be updated from time to time pursuant to Securities and Exchange Commission (“SEC”) and CFTC requirements, is available at the Fund’s website (www.nuveen.com/ctfipo) as well as at the SEC’s website (www.sec.gov).

Investing in the Fund involves significant risks. Please see “Special Risk Considerations” on pages 28–36 of this presentation and “Risk Factors” on pages 22–36 of the Fund’s preliminary prospectus, which accompanies this presentation, for more information.

Because the Fund has not commenced business, its shares have no history of public trading and the Fund does not have any performance history. Shares of the Fund may trade at a discount from their net asset value, which could be significant.

Fund shares are subject to investment risk, including the possible loss of the entire amount of your investment.

Investments in commodities have a high degree of price variability, and are subject to rapid and substantial price changes. The Fund is not a complete investment program and is designed as a long-term investment and not as a trading vehicle. The Fund may not be able to achieve its investment objective of generating attractive total returns.

The Fund’s net asset value will be reduced immediately following this offering by the underwriting commissions and the amount of offering expenses paid by the Fund. The Fund is offering shares through a group of underwriters led by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, UBS Securities LLC and Nuveen Securities, LLC. Certain underwriters, their affiliates or employees, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and UBS Securities LLC, have, and other underwriters participating in this offering or their affiliates may have, a minority ownership interest in Nuveen Investments, Inc., the parent company of Nuveen Securities, LLC, Nuveen Commodities Asset Management, LLC, Nuveen Asset Management, LLC and Gresham Investment Management LLC.

References in this presentation to “Gresham” mean Gresham Investment Management LLC (“Gresham LLC”), acting through its Near Term Active Division (“Gresham NTA”), unless specific reference is made to Gresham LLC or the context otherwise requires.

The Fund is not sponsored, endorsed, sold or promoted by Morningstar, Inc. Morningstar’s only relationship to NCAM and the Fund is the licensing of certain trademarks, trade names and other intellectual property of Morningstar, Inc.

The Fund has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement, which accompanies this presentation, and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may obtain these documents by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Fund, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by calling 877-827-5920.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 2

Nuveen Long/Short Commodity Total Return Fund (CTF)

NUVEEN Investments

Manager:

Nuveen Commodities Asset Management, LLC (“NCAM”)(1)

Commodity Subadvisor:

Gresham Investment Management LLC through its Gresham NTA division (“Gresham”)

Collateral Subadvisor:

Nuveen Asset Management, LLC

Nuveen Investments GRESHAM

(1) Wholly-owned subsidiary of Nuveen Investments.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 3

Gresham Investment Management LLC

Nuveen Investments GRESHAM

Manages the Fund’s commodity investments through its Gresham NTA division

Registered with the CFTC as a commodity trading advisor and with the SEC as an investment adviser

Formed in 1992 by Dr. Henry Jarecki, a pioneer in commodities investing

Experienced team includes Jonathan Spencer, Douglas Hepworth, Susan Wager and Randy Migdal

Gresham has managed client assets since September 2004 and currently has approximately $15 billion of AUM (1)

A commodities market leader ranked #2 in institutional commodity AUM by Pensions & Investments (2)

(1) As of 8/31/12. AUM is defined as assets under management and represents total assets under management for both divisions of Gresham. (2) Ranked by institutional commodity assets under management combined for both divisions of Gresham (excluding gold) as of 12/31/11. These rankings do not encompass the universe of all commodity trading advisors.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 4

Investment Rationale

NUVEEN Investments

An investment with the potential to offer:

Attractive total returns with reduced volatility(1) Regular monthly distributions A long/short strategy that trades on commodity price momentum Diverse portfolio of liquid, exchange-traded commodity futures and options Access to the commodity investing and trading experience of Gresham Daily liquidity afforded by listing on NYSE MKT(3)

(1) As compared with equity and commodity benchmarks. See page 13 for more information regarding historical risk and return profiles. (2) For illustration purposes only. The Fund may be long or short corn and live cattle.

(3) NYSE MKT formerly known as the NYSE Amex.

NOT FDIC INSURED. MAY LOSE VALUE. NO BANK GUARANTEE.

Commodity pools are subject to numerous risks, including the possible loss of your entire investment. Additional risks are set forth at the end of this presentation and in the Fund’s preliminary prospectus, which accompanies this presentation. Please carefully consider the Fund’s investment objective, risks, charges and expenses carefully before investing.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 5

CTF Offering Summary

NUVEEN Investments

Fund Details

Anticipated Ticker Symbol: CTF (NYSE MKT)(1)

Offering: Trust units of beneficial interest (known as shares)

Public Offering Price: $25 per share (100 shares minimum) Underwriting Commission: 4.5%, paid by Fund on initial offering price, plus offering costs of up to $0.05 per share, paid by the Fund.

Management Fee: 1.25%(2)

CUSIP: 670731108

Manager: Nuveen Commodities Asset Management, LLC

Commodity Subadvisor: Gresham Investment

Management LLC through its Gresham NTA division(3) Collateral Subadvisor: Nuveen Asset Management, LLC

Leverage: None

Anticipated Distributions: Monthly

Tax Information

Tax-Advantaged Investments: Commodity futures generally produce 60% long-term and 40% short-term split in capital gain/loss under Section 1256 of the Internal Revenue Code.(4)

Tax Reporting Form: IRS Schedule K-1

Tax Information: Anticipated availability by the end of the first week of March 2013

Key Dates

(all dates are preliminary and subject to change)

Pricing Date: Thursday, October 25, 2012 First Day of Trading: Friday, October 26, 2012 Settlement Date: Tuesday, October 30, 2012

(1) It is anticipated that the Fund’s shares will be approved for listing on the NYSE MKT, subject to notice of issuance. NYSE MKT formerly known as the NYSE Amex.

(2) Please refer to the “Break-Even Analysis” and “Fees and Expenses” sections of the preliminary prospectus for information regarding the fees, charges and expenses associated with investing in the Fund. (3) References in this presentation to “Gresham” mean Gresham Investment Management LLC (“Gresham LLC”), acting through its Near Term Active Division (“Gresham NTA”), unless specific reference is made to Gresham LLC or the context otherwise requires.

(4) Changes in the tax treatment of the Fund’s investments could adversely affect shareholders.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 6

An Overview of the Commodity Futures Markets

NUVEEN Investments

Deep, Liquid Markets: Over $94 trillion of commodity futures traded in 2011 worldwide (1)

Exchange-Traded Liquidity: Futures are traded on regulated exchanges

Investment Universe: Over 100 commodities

Four Main Commodity Sectors:

Energy Agriculture Livestock Metals

(1) According to the Futures Industry Association and Bloomberg L.P. as of 12/31/11.

Transactions in commodity futures contracts carry a high degree of risk. Investments in commodity futures contracts and options on commodity futures contracts have a high degree of price variability and are subject to rapid and substantial price changes. For more information on Fund risks, please refer to the “Risk Factors” section in the preliminary prospectus. The Fund could incur significant losses on its commodity investments. The return performance of the Fund’s commodity futures contracts may not parallel the performance of the Morningstar® Long/Short Commodity IndexSM or the commodities that serve as the basis for the contracts bought or sold by the Fund; this basis risk may reduce the Fund’s overall returns.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 7

Market Outlook

Continued Market Uncertainty and Volatility

NUVEEN Investments

Oil, Natural Gas Reverse Recent Retreats

WALL STREET JOURNAL By Jerry Dicolo and John Biers Friday, Sept. 21, 2012

Bloomberg

Crop Prices Probably Peaked After Drought Cuts U.S. Output

By Luzi Ann Javier Friday, Sept. 21, 2012

USA TODAY

USDA Boosts Aid to Farmers, Ranchers Hit by Drought

By Christopher Doering Monday, July 23, 2012

FT

Gold Surges to Six Month Peak

By Emiko Terazono Friday, Sept. 14, 2012

ENERGY AGRICULTURE LIVESTOCK METALS

These are examples of factors that could affect the volatility of prices for certain commodities. No suggestion is made that all commodities traded by the Fund will experience volatility or sharp movements in the prices of commodities.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 8

Why CTF Now?

NUVEEN Investments

CTF Seeks to Profit from Trading on Commodity Price Momentum:

Long positions in commodity futures generate positive returns when prices go up Short positions in commodity futures generate positive returns when prices go down

Price changes of individual commodities are largely driven by unpredictable events, such as bad weather Example: 2012 Midwest Drought (worst on record since 1956)(1)

Smallest corn crop in six years, prices soared Increased feed costs, depressed prices on most livestock commodities

Gresham’s long/short commodity strategy seeks to profit in up and down commodity markets(2)

Transactions in commodity futures contracts carry a high degree of risk. Commodity futures contracts are subject to rapid and substantial price changes.

(1) Source: Reuters. “July Was Hottest Month Ever for Continental U.S.: NOAA.” Deborah Zabarenko. Published August 8, 2012. (2) The Fund could incur significant losses on its commodity investments.

(3) For illustration purposes only. The Fund may be long or short corn and live cattle.

LONG SHORT

Opportunity to profit whether markets move up or down(3)

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 9

A Long/Short Commodity Strategy May Broaden Investment Opportunity

NUVEEN Investments

Historical Commodity Price Changes

- Natural Gas — Henry Hub
- Crude Oil — WTI Global Spot
- Soybeans — No.1 Yellow
- Corn — No. 2 Yellow
- Wheat — No. 2 Hard Winter
- Sugar — #11 World Raw
- Live Cattle — Choice Average
- Gold
- Silver
- Copper — High Grade Scrap #2



POSITIVE
PRICE CHANGES
NEGATIVE
2002
Crude Oil 54.8%
Natural Gas 41.5%
Soybeans 40.2%
Sugar 30.8%
Wheat 23.9%
Gold 23.7%
Silver 4.4%
Copper 4.2%
Live Cattle 1.9%
Corn -1.5%
2003
Copper 47.5%
Soybeans 46.3%
Live Cattle 26.1%
Crude Oil 24.7%
Silver 23.0%
Gold 18.9%
Wheat 15.2%
Natural Gas 8.0%
Corn 3.9%
Sugar -48.0%
2004
Copper 54.3%
Live Cattle 43.6%
Crude Oil 41.5%
Sugar 20.7%
Silver 13.4%
Gold 4.3%
Soybeans -13.9%
Wheat -15.8%
Corn -27.9%
Natural Gas -37.2%
2005
Copper 95.9%
Sugar 47.8%
Natural Gas 44.0%
Silver 27.6%
Live Cattle 20.3%
Crude Oil 18.4%
Gold 16.4%
Wheat 15.8%
Soybeans 3.4%
Corn -18.1%
2006
Copper 44.4%
Corn 43.6%
Silver 41.4%
Gold 19.9%
Wheat 17.9%
Soybeans 0.3%
Live Cattle -1.7%
Crude Oil -20.8%
Sugar -29.4%
Natural Gas -72.3%
2007
Wheat 73.6%
Soybeans 58.3%
Crude Oil 41.4%
Gold 28.7%
Silver 13.0%
Copper 5.9%
Corn -1.1%
Live Cattle -5.9%
Sugar -11.7%
Natural Gas -19.5%
2008
Gold 4.9%
Soybeans -21.5%
Corn -21.6%
Sugar -22.9%
Silver -24.6%
Live Cattle -27.6%
Wheat -32.9%
Natural Gas -36.8%
Copper -53.9%
Crude Oil -56.7%
2009
Copper 137.8%
Sugar 89.4%
Silver 48.8%
Soybeans 30.5%
Gold 23.5%
Crude Oil 11.2%
Corn -7.5%
Live Cattle -8.5%
Wheat -22.2%
Natural Gas -54.1%
2010
Silver 83.1%
Wheat 45.9%
Soybeans 35.0%
Corn 32.6%
Copper 32.0%
Gold 29.5%
Sugar 28.8%
Live Cattle 25.5%
Crude Oil 0.3%
Natural Gas -39.5%
2011
Gold 9.9%
Live Cattle 8.5%
Corn 3.9%
Crude Oil -1.9%
Sugar -8.3%
Silver -9.9%
Soybeans -15.6%
Wheat -22.2%
Copper -23.2%
Natural Gas -45.6%
2012 YTD
Soybeans 51.2%
Corn 42.2%
Wheat 16.2%
Silver 12.1%
Gold 7.3%
Live Cattle 1.5%
Copper 0.4%
Crude Oil -5.3%
Sugar -7.2%
Natural Gas -24.7%

Sources: Gresham Investment Management LLC, Bloomberg L.P. and Nuveen.

The analysis above was produced by Gresham using commodity price data aggregated from Bloomberg L.P. for the time period from January 1, 2002 to August 31, 2012. The historical commodity futures prices, which are 10-day ratio adjusted (i.e., roll-adjusted) figures, were used to calculate the price changes of the individual commodities. Historical Bloomberg daily prices assume rolling of nearby futures contracts beginning 10 days prior to expiration. Ratio-adjusting allows for the figures to account for both the price return and the roll yield. Bloomberg uses the ratio method to calculate ratio adjusted commodity prices where each commodity's ending price is divided by 1 + prior price for each holding day.

Past performance is not indicative of future results.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF)

10

Gresham’s Long/Short Commodity Investment Program

NUVEEN Investments

Alpha Benchmark Portfolio Contents

Energy Exception Futures Contract Term Contract Type Commodity Weights

Fund seeks to outperform its performance benchmark

Morningstar® Long/Short Commodity IndexSM

Commodity Futures

Covered Commodity Options on Futures

Collateral (Primarily Short-Term U.S. Government Securities)

No short energy futures exposure

1-3 months typical, 6 months maximum

Exchange-traded commodity futures and options

10% maximum in any single commodity futures contract

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 11

Gresham’s Long/Short Commodity Investment Program (continued)

NUVEEN Investments

Long/Short Benchmark Index Allocations

Option Overwrite (2)

Current (8/31/12)

Historical (1)

Initial 15% (maximum 25%) of the notional value of each commodity with sufficient liquidity

Long Commodity Futures 42.3%

Short Commodity Futures 41.7%

Flat Positions 16.0%

Long Commodity Futures 48.4%

Short Commodity Futures 41.0%

Flat Positions 10.6%

The Index is different from Gresham’s proprietary long/short commodity investment program.

(1) The pie chart represents the average historical composition of the long/short positions of the Morningstar® Long/Short Commodity IndexSM from inception of the index at January 1, 1980 to August 31, 2012. Past composition of the index is no indication of future composition. It is not possible to invest directly in an index.

(2) There can be no assurance that the Fund’s options strategy will be successful. The Fund’s risk-adjusted returns over any particular period may be positive or negative. Because of the volatile nature of the commodities markets, the writing (selling) of commodity options involves a high degree of risk. For more information on Fund risks, please refer to the “Risk Factors” section in the preliminary prospectus.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 12

Investing in Long/Short Commodities May Improve Return and Reduce Risk

NUVEEN Investments

Historical Risk/Return Profile

February 1, 1991 to June 30, 2012 ANNUALIZED

ANNUALIZED STANDARD MAXIMUM ANNUALIZED

BENCHMARK INDEX RETURN % DEVIATION % DRAWDOWN %(1) SHARPE RATIO

Morningstar® Long/Short 9.70 10.95 -22.74 0.60

Commodity IndexSM

S&P 500® Index 8.86 15.05 -50.95 0.42

Barclays Capital 6.85 3.70 -5.15 0.93

U.S. Aggregate Bond Index

Dow Jones-UBS Commodity IndexSM 5.05 15.07 -54.26 0.19

The Fund’s investment objective is to generate attractive total returns. The Fund is actively managed and seeks to outperform its benchmark, the Morningstar® Long/Short Commodity IndexSM, but may not succeed. Index returns will differ from actual Fund performance and the differences may be significant.

Source: Morningstar, Inc. Data shown for the time period February 1, 1991 to June 30, 2012, which represents the extent of historical index data available (the Dow Jones-UBS Commodity IndexSM has historical index data beginning on February 1, 1991).

(1) Maximum drawdown is the percentage loss that an index incurs from its peak net asset value to its lowest value from month-end to month-end. More detailed definitions of the benchmark indices, standard deviation, maximum drawdown and Sharpe ratio can be found on pages 25 and 26 of this presentation.

These indices are unmanaged, and do not show actual investment returns. An index is a hypothetical measure of performance based on the fluctuations in the value of the instruments that make up a particular market. Payment of management or brokerage fees or other fees and expenses would lower an index’s performance. Index returns are for illustrative purposes only and do not represent actual Fund performance. You cannot invest directly in an index. Past performance of these indices has varied considerably over different time periods.

Past performance is not indicative of future results.

Transactions in commodity futures contracts carry a high degree of risk. Investments in commodity futures contracts and options on commodity futures contracts have a high degree of price variability and are subject to rapid and substantial price changes. For more information on Fund risks, please refer to the “Risk Factors” section in the preliminary prospectus. The Fund could incur significant losses on its commodity investments. The return performance of the Fund’s commodity futures contracts may not parallel the performance of the Morningstar® Long/Short Commodity IndexSM or the commodities that serve as the basis for the contracts bought or sold by the Fund; this basis risk may reduce the Fund’s overall returns.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 13

Opportunity to Profit in Up and Down Markets

NUVEEN Investments

Long/Short Commodities: Morningstar® Long/Short Commodity IndexSM S&P 500® Index Dow Jones-UBS Commodity IndexSM

Barclays Capital U.S. Aggregate Bond Index

30% 20% 10% 0 -10% -20% -30%

-40%

2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 YTD

10.22%

7.53%

17.89%

10.04%

-3.46%

21.22%

11.31%

-2.12%

11.43%

1.21%

-2.41%

Sources: Nuveen, Zephyr Associates, Zephyr StyleADVISOR and Morningstar, Inc.

The annualized performance analysis above was produced by Nuveen using monthly index data provided by Morningstar, Inc. and Zephyr StyleADVISOR. The returns are shown for the time period from January 1, 2002 to June 30, 2012.

Index returns are for illustrative purposes only and do not represent actual Fund performance. You cannot invest directly in an index. Payment of management or brokerage fees or other fees and expenses would lower an index’s performance. Past performance of these indices has varied considerably over different periods.

Past performance is not indicative of future results.

Transactions in commodity futures contracts carry a high degree of risk. Investments in commodity futures contracts and options on commodity futures contracts have a high degree of price variability and are subject to rapid and substantial price changes. For more information on Fund risks, please refer to the “Risk Factors” section in the preliminary prospectus. The Fund could incur significant losses on its commodity investments. The return performance of the Fund’s commodity futures contracts may not parallel the performance of the Morningstar® Long/Short Commodity IndexSM or the commodities that serve as the basis for the contracts bought or sold by the Fund; this basis risk may reduce the Fund’s overall returns.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 14

U.S. Equities and U.S. Bonds Have Shown Little to No Correlation to Long/Short Commodities

NUVEEN Investments

Correlation Comparison

February 1, 1991 to June 30, 2012

1.0

0.8

0.6

0.4

0.2 0

-0.2

1.0

-0.11

-0.07

Long/Short Commodities: Morningstar® Long/Short Commodity IndexSM

S&P 500® Index

Barclays Capital U.S. Aggregate Bond Index

Source: Morningstar, Inc.

Correlation calculations were provided by Morningstar, Inc. using monthly index data. The chart references the time period from February 1, 1991 to June 30, 2012.

A definition of correlation can be found on page 26 of this presentation.

Index returns are for illustrative purposes only and do not represent actual Fund performance. You cannot invest directly in an index. Payment of management or brokerage fees or other fees and expenses would lower an index’s performance. Past performance of these indices has varied considerably over different time periods.

Past correlations are not indicative of future correlations.

Transactions in commodity futures contracts carry a high degree of risk. Investments in commodity futures contracts and options on commodity futures contracts have a high degree of price variability and are subject to rapid and substantial price changes. For more information on Fund risks, please refer to the “Risk Factors” section in the preliminary prospectus. The Fund could incur significant losses on its commodity investments. The return performance of the Fund’s commodity futures contracts may not parallel the performance of the Morningstar® Long/Short Commodity IndexSM or the commodities that serve as the basis for the contracts bought or sold by the Fund; this basis risk may reduce the Fund’s overall returns.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 15

Hypothetical Performance Disclosure

(in reference to the portfolios shown on the next page)

NUVEEN Investments

Hypothetical performance results have many inherent limitations, some of which are described below. No representation is being made that any account will or is likely to achieve profits or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular trading program.

One of the limitations of hypothetical performance results is that they are prepared with the benefit of hindsight. In addition, hypothetical trading does not involve financial risk, and no hypothetical trading record can completely account for the impact of financial risk in actual trading. For example, the ability to withstand losses or to adhere to a particular trading program in spite of trading losses are material points which can also adversely affect actual trading results.

There are numerous other factors related to the markets in general or to the implementation of any specific trading program which cannot be fully accounted for in the preparation of hypothetical performance results and all of which can adversely affect actual trading results.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 16

Historically Uncorrelated Investments May Enhance Portfolio Risk-Adjusted Returns

NUVEEN Investments

Adding Long/Short Commodities to Your Portfolio May Reduce Risk

Risk/Return Comparison of Hypothetical Portfolios

February 1, 1991 to June 30, 2012



10%
Return 8.46%
Risk 9.56%
5%
Return 8.38%
Risk 10.55%
0%
Return 8.37%
Risk 12.09%
Return (%)
8.75
8.50
8.25
8.00
7.75
7.50
9.00
9.50
10.00
10.50
11.00
11.50
12.00
12.50
Risk (% as measured by standard deviation)

Hypothetical Portfolio Allocations

Morningstar® Long/Short Commodity Index℠	10%	5%	0%
S&P 500® Index	50%	55%	60%
Barclays Capital U.S. Aggregate Bond Index	40%	40%	40%

Sources: Nuveen, Zephyr Associates, Zephyr StyleADVISOR and Morningstar, Inc.

The hypothetical portfolio construction above was produced by Nuveen using monthly index data provided by Morningstar, Inc. and Zephyr StyleADVISOR. Long/Short Commodities are represented by the Morningstar® Long/Short Commodity Index℠; U.S. Equities are represented by the S&P 500® Index; and U.S. Bonds are represented by the Barclays Capital U.S. Aggregate Bond Index.

The hypothetical portfolio construction above was produced by Nuveen using monthly index data for the benchmarks shown on page 13 of this presentation (other than the Dow Jones-UBS Commodity Index℠) for the time period February 1, 1991 through June 30, 2012. Index returns are for illustrative purposes only and do not represent actual Fund performance. You cannot invest directly in an index. Payment of management or brokerage fees or other fees and expenses would lower an index's performance. **Past performance of these indices has varied considerably over different periods. Investment returns shown are hypothetical.**

Past performance is not indicative of future results.

Transactions in commodity futures contracts carry a high degree of risk. Investments in commodity futures contracts and options on commodity futures contracts have a high degree of price variability and are subject to rapid and substantial price changes. For more information on Fund risks, please refer to the "Risk Factors" section in the preliminary prospectus. The Fund could incur significant losses on its commodity investments. The return performance of the Fund's commodity futures contracts may not parallel the performance of the Morningstar® Long/Short Commodity Index℠ or the commodities that serve as the basis for the contracts bought or sold by the Fund; this basis risk may reduce the Fund's overall returns.

CTF

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 17

CTF Performance Benchmark

Morningstar® Long/Short Commodity Index℠ Positions and Weights

As of August 31, 2012

Sector Allocation

- Energy
- Agriculture
- Metals
- Livestock



40.92%
34.15%
15.93%
9.00%

Long/Short Positions

- Long Commodity Futures
- Flat Commodity Futures
- Short Commodity Futures



16.08%
42.26%
41.66%

Energy

COMMODITY	POSITION[1]	WEIGHT
Crude Oil Brent	Long	8.17%
Gas-Oil-Petroleum	Long	6.28%
Heating Oil #2/Fuel Oil	Long	5.40%
Gasoline Blendstock	Long	4.99%
	Total Long	**24.84%**
Crude Oil WTI	Flat	10.39%
Natural Gas Henry Hub	Flat	5.69%
	Total Flat	**16.08%**

Metals

COMMODITY	POSITION[1]	WEIGHT
Gold	Short	7.46%
Silver	Short	4.34%
Copper High Grade	Short	4.13%
	Total Short	**15.93%**

Agriculture

COMMODITY	POSITION[1]	WEIGHT
Soybeans	Long	6.30%
Soybean Meal	Long	4.91%
Corn	Long	2.18%
Wheat/No. 2 Hard Winter	Long	2.06%
Wheat/No. 2 Soft Red	Long	1.97%
	Total Long	**17.42%**
Coffee 'C'/Colombian	Short	5.02%
Sugar	Short	4.51%
Cotton	Short	4.25%
Soybean Oil	Short	2.95%
	Total Short	**16.73%**

Livestock

COMMODITY	POSITION[1]	WEIGHT
Lean Hogs	Short	4.52%
Live Cattle	Short	4.48%
	Total Short	**9.00%**

Source: Morningstar, Inc.

[1] Positions may be long or short (or flat in the special case of energy commodities). The sector allocation above represents the aggregate long, short and flat positions of the Morningstar® Long/Short Commodity Index℠. Identical to the index's methodology, Gresham will manage its overall strategy so that the notional amount of the Fund's combined long, short and flat futures positions will not exceed 100% of the Fund's net assets.

Shown above are the actual positions and weights of the Morningstar® Long/Short Commodity Index℠ as of August 31, 2012. These are not the actual positions or weights of the Nuveen Long/Short Commodity Total Return Fund (CTF). **The Index is different from Gresham's proprietary long/short commodity investment program.**

Past performance is not indicative of future results and past allocations are not indicative of future allocations.

CTF

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 18

Index Positions Reflect Commodity Price Momentum

NUVEEN Investments

Summary of Long, Short and Flat Exposure of the Morningstar® Long/Short Commodity IndexSM

July 1, 2007 to June 30, 2012

100% 80% 60% 40% 20% 0

Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 2007 2007 2008 2008 2008 2008 2009 2009 2009 2009 2010 2010 2010 2010 2011 2011 2011 2011 2012 2012

Long/Short Allocation

Long Commodity Futures

Flat Commodity Futures

Short Commodity Futures

Source: Morningstar, Inc.

Long, flat and short positions were provided by Morningstar, Inc. using quarterly index data for the Morningstar® Long/Short Commodity IndexSM shown as of each quarter end for the five year period from July 1, 2007 to June 30, 2012.

Index positions are for illustrative purposes only and do not represent actual Fund positions.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 19

Commodity Positions May Shift Quickly in Response to Changes in the Commodity Market

NUVEEN Investments

Individual Commodity Positions of the Morningstar® Long/Short Commodity Index℠

Monthly Observations by Commodity
September 1, 2011 to August 31, 2012

LONG | FLAT | SHORT

SECTOR	COMMODITY	9/30/2011	10/31/2011	11/30/2011	12/30/2011	1/31/2012	2/29/2012	3/30/2012	4/30/2012	5/31/2012	6/30/2012	7/31/2012	8/31/2012
ENERGY	Crude Oil Brent	Long	Long	Long	Long	Long	Long	Long	Long	Long	Flat	Flat	Long
	Crude Oil WTI	Flat	Flat	Long	Long	Long	Long	Long	Long	Flat	Flat	Flat	Flat
	Gas-Oil-Petroleum	Long	Long	Long	Long	Long	Long	Long	Long	Long	Flat	Flat	Long
	Gasoline Blendstock	Long	Long	Long	Flat	Long	Long	Long	Long	Long	Flat	Flat	Long
	Heating Oil #2/Fuel Oil	Long	Long	Long	Flat	Long	Long	Long	Long	Flat	Flat	Flat	Long
	Natural Gas Henry Hub	Flat	Flat	Flat	Flat	Flat	Flat	Flat	Flat	Flat	Flat	Flat	Flat
AGRICULTURE	Coffee 'C'/Colombian	Long	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short
	Corn	Long	Short	Short	Short	Short	Short	Short	Short	Short	Short	Long	Long
	Cotton	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short
	Soybean Meal	Long	Short	Short	Short	Short	Short	Long	Long	Long	Long	Long	Long
	Soybean Oil	Long	Short	Short	Short	Short	Short	Short	Long	Short	Short	Short	Short
	Soybeans	Long	Short	Short	Short	Short	Short	Long	Long	Long	Long	Long	Long
	Sugar	Long	Long	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short
	Wheat/No. 2 Hard Winter	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short	Long	Long
	Wheat/No. 2 Soft Red	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short	Long	Long
METALS	Copper High Grade	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short
	Gold	Long	Long	Long	Long	Long	Long	Long	Short	Short	Short	Short	Short
	Silver	Long	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short
LIVESTOCK	Lean Hogs	Short	Long	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short
	Live Cattle	Short	Long	Short	Short	Short	Short	Short	Short	Short	Short	Short	Short

Sources: Morningstar, Inc., Nuveen Investments

Long, flat and short positions were provided by Morningstar, Inc. using monthly index data for the Morningstar® Long/Short Commodity Index℠ shown from September 1, 2011 to August 31, 2012.

Index positions are for illustrative purposes only and do not represent actual Fund positions.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 20

Index Transparency Provides Opportunities for Active Managers

NUVEEN Investments

September 2012 October 2012

S M T W T F S S M T W T F S

1
2	3 4 5 6 7 8

9 10 11 12 13 14 15

16 17 18 19 20 21 22

23 24 25 26 27 28 29

1	2 3 4 5 6
7	8 9 10 11 12 13

14 15 16 17 18 19 20

21 22 23 24 25 26 27

28 29 30 31

Index Roll Days Other Trading Days

Indices roll on a fixed schedule from the 5th-9th business days of each month

Transactions in commodity futures contracts carry a high degree of risk. Investments in commodity futures contracts and options on commodity futures contracts have a high degree of price variability and are subject to rapid and substantial price changes. For more information on Fund risks, please refer to the “Risk Factors” section in the preliminary prospectus. The Fund could incur significant losses on its commodity investments. The return performance of the Fund’s commodity futures contracts may not parallel the performance of the Morningstar® Long/Short Commodity IndexSM or the commodities that serve as the basis for the contracts bought or sold by the Fund; this basis risk may reduce the Fund’s overall returns.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 21

The Potential Advantages of Active Management

NUVEEN Investments

Invests long/short

Trade in advance

Reduced market impact

Careful contract selection

Opportunistic implementation

Daily adjustments

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 22

NUVEEN Investments

Gresham: Innovative Commodities Management

GRESHAM

A Pioneer in Commodities Investing

Gresham Investment Management LLC formally organized in July 1992

A Proven Commodities Market Leader

Approximately $15 Bn in assets under management(1) (8/31/12)

#2 Institutional Commodities Manager by Pensions & Investments(2)

A Partner with Nuveen

Operates independently while benefiting from Nuveen’s shared resources

Represents total assets under management for both divisions of Gresham.

Ranked by institutional commodity assets under management combined for both divisions of Gresham (excluding gold) as of 12/31/11. These rankings do not encompass the universe of all commodity trading advisors.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 23

Nuveen Investments

NUVEEN Investments

Date Founded: 1898 AUM: $212 billion (6/30/12) Employees: Over 1,000 Existing Commodity Pool: CFD (1)

Affiliate-Boutique Structure: NWQ, Nuveen Asset Management, Santa Barbara, Symphony, Tradewinds, Winslow Capital, Gresham

Broad Product Range: Mutual Funds, Closed-End Funds, Retail Managed Accounts, Institutional Managed Accounts and Commodity Pools

(1) Shares of other commodity pools are not offered pursuant to this presentation or the accompanying preliminary prospectus.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 24

Glossary: Index Definitions

NUVEEN Investments

Benchmark Index

Morningstar® Long/Short Commodity IndexSM

S&P 500® Index

Barclays Capital

U.S. Aggregate Bond Index Dow Jones-UBS

Commodity IndexSM

Description

For comparative purposes, the Fund uses the Morningstar® Long/Short Commodity IndexSM as its primary benchmark. The index tracks the historical total return performance of a diverse portfolio of commodity futures, which may be invested long, short or flat, and is currently comprised of 20 different commodities as of August 31, 2012 (listed on page 18). The index uses a momentum rule to determine if each commodity futures position is long, short or flat. The index is fully collateralized with short-term Treasury bills. To qualify for inclusion in the index, a commodity must have futures contracts traded on one of the U.S. exchanges and rank in the top 95% of total dollar value of open interest (measured by the 12-month average). The index was launched on August 1, 2007. Return data is available from December 21, 1979 to the present and is constructed using the same futures price data and index rules as the index has employed from its launch. The index is reconstituted and rebalanced once annually, on the third Friday of December after the day’s closing index values have been determined. The index commodity composition and constituent commodity weights are reset at that time. The direction of the long or short positions are adjusted monthly on every third Friday of the month and are effective on the first trading day after the third Friday. The index construction rules and other information about the index can be found on Morningstar’s website at http://indexes.morningstar.com, which is publicly available at no charge.

The S&P 500® Index is an unmanaged index of U.S. companies with market capitalizations in excess of $4 billion. It consists of 500 stocks chosen for market size, liquidity and industry group representation.

The Barclays Capital U.S. Aggregate Bond Index is unmanaged and considered generally representative of investment-grade fixed income securities issued within the United States.

The Dow Jones-UBS Commodity IndexSM was created in 1998. It tracks a hypothetical investment in a basket of commodity futures contracts in which expiring contracts are rolled forward to the next set of corresponding nearby commodity futures contracts. It assumes that for every notional dollar invested in futures, an actual dollar is invested in 3-month U.S. Treasury bills. The index is made up of exchange-traded futures on physical commodities and currently represents 20 commodities. Commodity weightings are based on production and liquidity, subject to weighting restrictions applied annually such that no related group of commodities constitutes more than 33% of the index and no single commodity constitutes more than 15% or less than 2% of the index. Between rebalancings, weightings may fluctuate to levels outside these limits.

See the Fund’s preliminary prospectus for more information about the indices described above.

These indices are unmanaged, and do not show actual investment returns. An index is a hypothetical measure of performance based on the fluctuations in the value of the securities that make up a particular market. Payment of management or brokerage fees or other fees and expenses would lower an index’s performance. Index returns are for illustrative purposes only and do not represent actual Fund performance. You cannot invest directly in an index. Past performance of these indices has varied considerably over different time periods.

Past performance is not indicative of future results.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 25

Glossary: Performance Measurement Definitions

NUVEEN Investments

Term

Correlation

Maximum Drawdown Standard Deviation (Risk) Sharpe Ratio

Definition

Correlation is a statistical measure of how investment returns move over time in relation to one other. The correlation coefficient ranges between -1 (perfect negative correlation, which means that returns always move in opposite directions) and +1 (perfect positive correlation, which means that returns always move in the same direction). A correlation of 0 implies that no relationship can be found between the movement of two sets of returns.

Maximum drawdown is the percentage loss that a fund incurs from its peak net asset value to its lowest value calculated from month-end to month-end. The maximum drawdown over a significant period is sometimes employed as a means of measuring the risk of an investment vehicle. Maximum drawdown is generally expressed as a percentage decline in net asset value.

Standard deviation is a statistical measure of portfolio risk. It reflects the average deviation of the observations from their sample mean. In the case of portfolio performance, the standard deviation describes the average deviation of the portfolio returns from the mean portfolio return over a certain period of time. Higher standard deviation generally means higher portfolio risk.

The Sharpe ratio is a statistical measure of the risk-adjusted return of a portfolio. It is calculated by using standard deviation and excess return (investment return minus risk-free rate) to determine reward per unit of risk. The higher the Sharpe ratio, the better a fund’s historical risk-adjusted performance.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 26

CTF Risk Summary

NUVEEN Investments

FUND SPECIFIC RISKS

New Investment Product;

No Prior History

Not a 1940 Act Fund

No Protections under the 1940 Act

Liquidation of Investments for Distributions

Market Discount/Expected Reductions in NAV

Index Weightings/Tracking Risk

No Right for Shareholders to Participate in Fund Management

Conflicts of Interest

Key Personnel Risk

COMMODITY MARKET RISKS

Investment and Market Risk; Possible Loss of Entire Investment

Commodity Price Variability

Investment in Commodity Futures

Shorting Commodity Futures

Options Investing Risks

Clearing Broker Risk

Recently Implemented Commodity Position Limits

Gap Risk

Adverse Government and Exchange Action

MACROECONOMIC AND TAX RISKS

Deteriorating Market Conditions

Potential Tax Law Changes

Constructive Termination and Tax Penalties

Certain risks of investing in the Fund are identified above and discussed in more detail on the following pages and in the “Risk Factors” section of the preliminary prospectus.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 27

Special Risk Considerations

NUVEEN Investments

An investment in the Fund involves special risk considerations, which are summarized below. The summary is not complete and an investor should carefully review the more detailed risks applicable to the Fund as set forth in the “Risk Factors” section beginning on page 22 of the Fund’s preliminary prospectus. The Fund may not be able to achieve its investment objective.

• THIS POOL HAS NOT COMMENCED TRADING AND DOES NOT HAVE ANY PERFORMANCE HISTORY. The Fund has no history of operations. Therefore, there is no performance history for the Fund to serve as a basis for you to evaluate an investment in the Fund. The commodity subadvisor has not previously managed client accounts utilizing the long/short commodity investment program.

• An investment in the Fund’s shares is subject to investment risk, including the possible loss of the entire amount that you invest.

• Investments in commodity futures contracts and options on commodity futures contracts have a high degree of price variability and are subject to rapid and substantial price changes. These price changes may be magnified by computer-driven algorithmic trading, which is becoming more prevalent in the commodities markets.

• The net asset value of each share will change as fluctuations occur in the market value of the Fund’s portfolio. Investors should be aware that the public trading price of a share may be different from the net asset value of a share and that shares may trade at a discount from their net asset value (which could be significant). This price difference may be due to the fact that supply and demand forces at work in the secondary trading market for shares are not necessarily the same as the forces influencing the prices of the Fund’s investments at any point in time.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 28

Special Risk Considerations (continued)

NUVEEN Investments

If the Fund experiences greater losses than gains during the period you hold shares, you will experience a loss for the period even if the Fund’s historical performance is positive. The Fund’s risk-adjusted returns over any particular period may be positive or negative.

In managing and directing the Fund’s activities and affairs, the manager will rely heavily on Gresham, which has a relatively small number of personnel. If any of Jonathan S. Spencer or Douglas J. Hepworth, President and Chief Investment Officer, and Director of Research, respectively, of Gresham LLC, or Susan Wager and Randy Migdal, the Fund’s portfolio managers, were to leave Gresham LLC or be unable to carry out their present responsibilities, it may have an adverse effect on the Fund’s management. In addition, should market conditions deteriorate or for other reasons, Nuveen Investments, NCAM, Nuveen Asset Management and Gresham may need to implement cost reductions in the future which could make the retention of qualified and experienced personnel more difficult and could lead to personnel turnover.

The Fund’s long/short commodity investment program is not designed to provide the return of any single commodity or to replicate the performance of long-only commodity market benchmarks. In any given period, the net asset value returns of the Fund may differ substantially from any single commodity or long-only commodity market benchmarks. The relative balance of the Fund’s long/short exposure may vary significantly over time and at certain times the Fund’s aggregate exposure may be all long, all short and flat, or may consist of various combinations (long, short and flat) thereof. The Fund is not expected to provide a hedge against inflation in market environments when the Fund’s aggregate exposure is predominantly short and flat.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 29

Special Risk Considerations (continued)

NUVEEN Investments

Because the Fund expects to invest in short commodity futures positions, it will face the risk of an unlimited loss on a short position, as the price at which the Fund would need to cover a short position could theoretically increase without limit.

There can be no assurance that the Fund’s options strategy will be successful. Because of the volatile nature of the commodities markets, the writing (selling) of commodity options involves a high degree of risk.

As the writer of options for which a premium is received, the Fund will forego the right to up to 25% of any capital appreciation in the value of each commodity futures contract in its portfolio that effectively underlies an option. The extent of foregone capital appreciation depends on the value of the commodity futures contract relative to the exercise price of such option and option premium realized.

The Fund is subject to gap risk, which is the risk that a commodity price will change from one level to another with no trading in between. The Fund’s options strategy increases the Fund’s gap risk. Gap risk could adversely affect the Fund’s performance in the event that the price of an individual commodity futures contract drops or increases substantially, and may negatively impact the trading price of the Fund’s shares.

The Fund may invest a substantial portion of its net assets in long positions in the energy sector. A downturn in the energy sector could have a larger impact on the Fund than on a fund that does not concentrate in the sector.

Shares may be adversely affected if Gresham makes changes to the Fund in response to changes in the composition and/or valuation of the Morningstar® Long/Short Commodity IndexSM. The composition of the Index may change over time as commodity futures contracts in the Index are

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 30

Special Risk Considerations (continued)

NUVEEN Investments

added or replaced. In addition, Index positions, and, therefore, positions taken by the Fund, may change quickly and frequently in response to changes in the commodities markets, which would result in greater trading expenses being incurred by the Fund. Furthermore, the Index sponsor may modify the method for determining the composition and weightings of the Index and for calculating its value in order to ensure that the Index represents a measure of the performance over time of the markets for the underlying commodities. Because the Index is serving as a benchmark measure for the Fund, the composition and weighting of their respective portfolios, while not identical, are likely to largely resemble each other. If the method for determining the Index composition and/or weighting were to change over time, any such changes could adversely impact the ability of the Fund to continue to track the Index.

The investment decisions of the commodity subadvisor may be modified, and commodity futures contracts held by the Fund may have to be liquidated at disadvantageous times or prices, to avoid exceeding regulatory “position limits,” potentially subjecting the Fund to substantial losses. The CFTC has recently implemented final regulations that impose position limits and limit formulas on 28 physical commodity futures and options contracts, including energy and metals contracts, and on swaps that are economically equivalent to such contracts. Given their application to unleveraged, exchange-traded commodity funds, such position limits could detract from the Fund’s ability to implement its investment strategy.

Gresham NTA makes all trading decisions independently from Gresham LLC’s other division. Upon the effectiveness of the CFTC’s new position limit regulations in October 2012, Gresham NTA will operate under the independent account controller exemption such that Gresham NTA will not be required to aggregate its positions with Gresham LLC’s other division. If the CFTC were to terminate, suspend or revoke or not renew the independent account controller exemption, or that exemption were otherwise unavailable, Gresham NTA would be required to aggregate

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 31

Special Risk Considerations (continued)

NUVEEN Investments

its positions with Gresham LLC’s other division for purposes of the CFTC’s position limits. In that case, it is possible that investment decisions of the commodity subadvisor may be modified and that positions held by the Fund may have to be liquidated to avoid exceeding such position limits, potentially resulting in substantial losses to the Fund and the value of your investment.

The Fund is a new investment product and the value of the Fund’s shares could decrease if unanticipated operational or trading problems occur. Certain new mechanisms and operational procedures involving the trading and composition of the Fund’s portfolio have been developed specifically for this Fund. Accordingly, there may be unanticipated problems or issues with respect to the trading and operational procedures of the Fund that could have a material adverse effect on an investment in the shares.

The Fund is subject to numerous conflicts of interest, including those that arise because:

The Fund’s commodity subadvisor, commodity brokers and their principals and affiliates may execute trades in commodity futures contracts and options on commodity futures contracts for their own account and accounts of other customers that may compete with orders placed for the Fund;

Commodity futures contracts established for the benefit of the Fund may be aggregated with the positions held by the commodity subadvisor, its principals or affiliates for their own account and the accounts of other customers for the purposes of determining “position limits,” and there can be no assurance that the commodity subadvisor will choose to liquidate the Fund’s positions in a proportionate manner in the event of mandatory liquidation of positions held by the commodity subadvisor (or its principals or affiliates) to comply with position limits or for other reasons;

The manager has less of an incentive to replace either the commodity subadvisor or the collateral subadvisor because each is an affiliate of the manager; and

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 32

Special Risk Considerations (continued)

NUVEEN Investments

Each of the manager and the subadvisors resolve conflicts of interest as they arise based on its judgment and analysis of the particular conflict. While there are no formal procedures to resolve conflicts of interest, the manager and the subadvisors seek to resolve all potential conflicts in a manner that is fair and equitable to the Fund and its shareholders over time. However, there may be instances in which the manager and/or the subadvisors could resolve a potential conflict in a manner that is not in the best interest of the Fund or its shareholders.

•Regardless of its investment performance, the Fund will incur fees and expenses, including brokerage commissions and management fees. A management fee will be paid by the Fund even if the Fund experiences a net loss for the full year. To break even from a purchase made in the initial offering, and assuming the Fund’s estimated net proceeds from the offering generate interest income at an annual rate of .074%, the Fund must earn profits other than from interest income at an annual rate of 7.01% during its first year.

•The failure of a clearing broker to comply with financial responsibility and customer segregation rules and/or the bankruptcy of a clearing broker could result in a substantial loss of Fund assets. Under current CFTC regulations, a clearing broker maintains customers’ assets in a bulk segregated account. If a clearing broker fails to do so, or is unable to satisfy a substantial deficit in a customer account, its other customers may be subject to risk of loss of their funds in the event of that clearing broker’s bankruptcy. In that event, the clearing broker’s customers, such as the Fund, are entitled to recover, even in respect of property specifically traceable to them, only a pro rata share of all property available for distribution to all of that clearing broker’s customers.

•The Fund may need to liquidate some of its investments in order to make distributions, and such liquidation could be at times or on terms different than those the Fund would otherwise select, which could have an adverse effect on the Fund’s results.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 33

Special Risk Considerations (continued)

NUVEEN Investments

Unlike other Nuveen Investments-sponsored funds, the Fund is not a mutual fund, a closed-end fund, or any other type of “investment company” within the meaning of the 1940 Act, and is not subject to regulation thereunder nor afforded the protections of the 1940 Act. As such, the

Fund does not have a board with the scope of authority mandated to a board under the 1940 Act. Based on the Fund’s investment strategy, its (i) potential for the realization of the greatest gains and (ii) exposure to the largest risk of loss will always be from its commodity investments and options strategy.

Shareholders will have no rights to participate in the Fund’s management other than the right in certain circumstances to remove or replace the manager. The manager has established a committee (referred to as the “independent committee”), comprised entirely of members who are independent of the manager, which will have certain limited powers with respect to the Fund (specifically, to serve the audit and nominating committee functions for the Fund). The Fund will not have a board with the ability to control the management and operation of the Fund that would be typical of the board of directors of a corporation. Therefore, Fund shareholders will have to rely on the judgment of the manager and the subadvisors to manage the Fund.

There have been and likely will continue to be proposals for various amendments to U.S. federal income tax laws that could, if enacted, have adverse effects on the Fund, its investments, or its shareholders. In addition, previously enacted changes to the U.S. federal income tax law that were deferred and are scheduled to take effect in the future could either independently or in conjunction with new tax legislation materially affect the tax treatment of the Fund, its investments, or its shareholders.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 34

Special Risk Considerations (continued)

NUVEEN Investments

The Fund will be considered to have terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total Fund shares within a 12-month period. A constructive termination results in the closing of the Fund’s taxable year for the Fund for all holders of shares. Among other things, constructive termination could result in the imposition of substantial penalties on the Fund if the Fund were unable to determine that the termination had occurred.

In the event of a loss on your investment, you have no recourse against Morningstar, Inc., the sponsor of the Morningstar® Long/Short Commodity IndexSM. The shares are not sponsored, endorsed, sold or promoted by Morningstar, Inc. Morningstar, Inc. makes no representation or warranty, express or implied, to the owners of shares or any member of the public regarding the advisability of investing in commodity futures or option contracts or in the Fund. Morningstar, Inc.’s only relationship to the manager and the Fund is the licensing of certain trademarks, trade names and other intellectual property of the Index sponsor. Morningstar® Long/Short Commodity IndexSM is determined and composed by Morningstar, Inc. without regard to the manager or the Fund. Morningstar, Inc. has no obligation or liability in connection with the formation, management, marketing or promotion of shares or the trading of the Fund’s portfolio.

The Fund’s shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other governmental agency.

Please see the Fund’s preliminary prospectus for a complete description of these and other risks. Nuveen does not offer tax or legal advice. Please consult with your tax or legal advisor before investing.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 35

Special Risk Considerations (continued)

NUVEEN Investments

The preceding discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal tax penalties, and was written to support the promotion or marketing of the offering. Each investor should seek advice based on such person’s particular circumstances from an independent tax advisor.

This presentation must be preceded or accompanied by a preliminary prospectus for the Fund. The information contained in this presentation and in the preliminary prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the SEC, but has not yet become effective. We may not sell these securities until the registration statement filed with the SEC is effective. This presentation or the preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Investors should carefully read the Fund’s preliminary prospectus, which includes a discussion of the investment objective, risk factors, fees and expenses, before investing.

The Fund’s preliminary prospectus is available on the Fund’s website at www.nuveen.com/ctfipo.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 36

Wrap-Up: CTF Key Features(1)

NUVEEN Investments

Potential for Monthly Long/Short Active

Distributions Momentum Strategy Management

Any Gains No Leverage Diversified Commodity

Tax-Advantaged Futures Exposure

(60% LT/40% ST)

Potential for Lower Access to Experienced

Risk than Benchmark Institutional Manager No Performance Fees

CTF is expected to price on October 25, 2012

(1) The Fund could incur significant losses on its commodity investments. Please see pages 28-36 of this presentation and the “Risk Factors” section of the preliminary prospectus for a more detailed discussion of the Fund’s risks.

NUVEEN LONG/SHORT COMMODITY TOTAL RETURN FUND (CTF) 37